UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 17, 2000

JDS Uniphase Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-22874	94-2579683
(Commission File Number)	(IRS Employer Identification Number)

163 Baypointe Parkway
San Jose, California   95134
(Address of principal executive offices including zip code)

(408) 434-1800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. On January 17, 2000, Registrant and E-TEK Dynamics, a Delaware Corporation ("E-TEK") agreed to merge in a transaction pursuant to which, subject to the terms of a certain Agreement and Plan of Reorganization and Merger dated January 17, 2000, among Registrant, E-TEK and a wholly-owned subsidiary of Registrant, E-TEK will become a wholly-owned subsidiary of Registrant. The closing of the merger is conditioned upon, among other things, obtaining regulatory appprovals and the consent of E-TEK stockholders. Accordingly, there can be no assurance that the merger will be completed.

JDS Uniphase Corporation (JDS Uniphase) has included herein the consolidated financial statements of E-TEK for the years ended June 30, 1999, 1998 and 1997 and pro forma financial information referred to below.

Item 7. Financial Statements, Pro Forma Information and Exhibits

     (a) Financial Statements of Business Acquired

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants

Consolidated Balance Sheet

Consolidated Statement of Operations

Consolidated Statement of Stockholders' Equity

Consolidated Statement of Cash Flows

Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
E-TEK Dynamics, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of E-TEK Dynamics, Inc. and its subsidiaries at June 30, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
July 20, 1999, except as to
Note 14, which is as of July 27, 1999

E-TEK Dynamics, Inc.
CONSOLIDATED BALANCE SHEET
(In thousands)

                                                                   June 30,
                                                             --------------------
                                                               1998       1999
                                                             ---------  ---------
ASSETS
Current assets:
  Cash and cash equivalents  .............................   $ 21,918   $ 55,090
  Accounts receivable  ...................................     15,463     29,831
  Advance to joint venture  ..............................      7,000         --
  Inventories  ...........................................      6,909     20,367
  Deferred tax assets  ...................................      7,873     13,542
  Other current assets  ..................................        343      3,542
                                                             --------   --------
     Total current assets  ...............................     59,506    122,372
Property and equipment, net  .............................     30,872     61,874
Long-term investments  ...................................         --     11,665
Goodwill and other intangibles, net  .....................         --     34,585
                                                             --------   --------
     Total assets  .......................................   $ 90,378   $230,496
                                                             ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable  ......................................   $  8,281   $ 17,762
  Accrued liabilities  ...................................     16,187     26,352
  Income taxes payable  ..................................         --      4,337
  Current portion of capital lease obligations............      1,240      1,277
  Current portion of long-term debt  .....................        216      6,101
                                                             --------   --------
     Total current liabilities  ..........................     25,924     55,829
Capital lease obligations, net of current portion.........      3,557      2,281
Long-term debt, net of current portion  ..................     10,251     19,232
Deferred income taxes  ...................................         --      3,481
                                                             --------   --------
     Total liabilities  ..................................     39,732     80,823
                                                             --------   --------
Commitments and contingencies (Note 13)
Mandatorily Redeemable Convertible Preferred Stock, no
 par value, 30,000 shares authorized, issued and
 outstanding; none authorized, issued or outstanding  ....    125,144         --
                                                             --------   --------
Stockholders' equity:
  Preferred Stock, none authorized, issued or
    outstanding; $0.01 par value, 25,000 shares
    authorized, none issued and outstanding  .............         --         --

  Common Stock, no par value, 65,000 shares authorized,
    27,299 shares issued and outstanding; $0.001 par
    value, 300,000 shares authorized, 62,054 shares
    issued and outstanding  ..............................     19,468         63
  Additional paid-in capital  ............................         --    216,124
  Notes receivable from stockholders  ....................    (14,215)   (11,454)
  Deferred compensation  .................................     (4,753)    (3,805)
  Distribution in excess of net book value  ..............    (83,901)   (83,901)
  Retained earnings  .....................................      8,903     32,646
                                                             --------   --------
     Total stockholders' equity  .........................    (74,498)   149,673
                                                             --------   --------
     Total liabilities and stockholders' equity  .........   $ 90,378   $230,496
                                                             ========   ========

See Notes to Consolidated Financial Statements.

E-TEK Dynamics, Inc.

CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

                                                     Fiscal Year Ended June 30,
                                                   -----------------------------
                                                     1997      1998      1999
                                                   --------- --------- ---------
Net revenues  ....................................  $73,076  $106,924  $172,664
Cost of goods sold  ..............................   30,599    49,063    85,123
                                                   --------- --------- ---------
  Gross profit  ..................................   42,477    57,861    87,541
                                                   --------- --------- ---------
Operating expenses:
  Research and development  ......................    3,953     7,702    14,687
  Selling, general and administrative  ...........   15,290    21,097    24,516
  Purchased in-process research and development  .      --         --     4,207
  Amortization of intangibles  ...................      --         --       300
                                                   --------- --------- ---------
     Total operating expenses  ...................   19,243    28,799    43,710
                                                   --------- --------- ---------
Operating income  ................................   23,234    29,062    43,831
Interest income  .................................      962     1,992     3,784
Interest expense  ................................     (571)     (988)   (1,573)
                                                   --------- --------- ---------
Income before income taxes  ......................   23,625    30,066    46,042
Provision for income taxes  ......................    8,477    12,142    18,417
                                                   --------- --------- ---------
Net income  ......................................   15,148    17,924    27,625
Convertible Preferred Stock accretion  ...........      --      9,021     3,882
                                                   --------- --------- ---------
Net income available to Common Stockholders  .....  $15,148    $8,903   $23,743
                                                   ========= ========= =========
Net income per share:
  Basic  .........................................    $0.30     $0.39     $0.55
  Diluted  .......................................    $0.30     $0.32     $0.45
Shares used in net income per share calculations:
  Basic  .........................................   50,000    22,970    43,152
  Diluted  .......................................   50,000    55,561    61,746

See Notes to Consolidated Financial Statements.

E-TEK Dynamics, Inc.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(In thousands)

                                                            Notes               Distri-
                                                          Receivable             bution               Total
                               Common Stock    Additional    from    Deferred  in Excess              Stock-
                            ------------------  Paid-in     Stock-    Compen-    of Net   Retained   holders'
                             Shares    Amount   Capital    holders    sation   Book Value Earnings    Equity
                            --------- -------- ---------- ---------- --------- ---------- --------- ----------
Balance at June 30, 1996  ..  50,000   $1,963     $  --      $  --      $  --     $  --    $18,988    $20,951
Net income  ................     --       --         --         --         --        --     15,148     15,148
                            --------- -------- ---------- ---------- --------- ---------- --------- ----------
Balance at June 30, 1997  ..  50,000    1,963        --         --         --        --     34,136     36,099
Repurchase of Common Stock   (30,000)  (1,963)       --         --         --    (83,901)  (34,136)  (120,000)
Exercise of Common Stock
 options for cash  .........      88      210        --         --         --        --         --        210
Exercise of Common Stock
 options for Notes
 Receivable from
 stockholders  .............   7,211   18,215        --     (13,615)   (4,600)       --         --         --
Deferred compensation
 related to Common Stock
 options  ..................     --     1,043        --         --     (1,043)       --         --         --
Amortization of deferred
 compensation related to
 Common Stock options  .....     --       --         --         --        290        --         --        290
Imputed interest and
 compensation
 expense related to Notes
 Receivable  ...............     --       --         --        (600)      600        --         --         --
Convertible Preferred Stock
 accretion  ................     --       --         --         --         --        --     (9,021)    (9,021)
Net income  ................     --       --         --         --         --        --     17,924     17,924
                            --------- -------- ---------- ---------- --------- ---------- --------- ----------
Balance at June 30, 1998  ..  27,299   19,468        --     (14,215)   (4,753)   (83,901)    8,903    (74,498)
Effect of Delaware
 re-incorporation  .........     --   (19,441)    19,441        --         --        --         --         --
Exercise of Common Stock
 options for cash  .........     158      --         460        --         --        --         --        460
Issuance of Common Stock
 under Employee Stock
 Purchase Plan  ............     120      --       1,225        --         --        --         --      1,225
Exercise of Common Stock
 options for Notes
 Receivable from
 stockholders  .............     125        1      1,249       (934)     (316)       --         --         --
Repurchase of Common Stock       (48)     --        (131)        93        38        --         --         --
Deferred compensation
 related to Common Stock
 options  ..................     --       --       1,413        --     (1,413)       --         --         --
Amortization of deferred
 compensation related to
 Common Stock options  .....     --       --         --         --        540        --         --        540
Imputed interest and
 compensation expense
 related to Notes
 Receivable  ...............     --       --         --        (960)      960        --         --         --
Repayment of Notes
 Receivable from
 Stockholders  .............     --       --         --       4,562     1,139        --         --      5,701
Issuance of Common Stock
 in conjunction with
 initial public offering,
 net of issuance costs  ....   4,000        4     43,386        --         --        --         --     43,390
Convertible Preferred Stock
 accretion  ................     --       --         --         --         --        --     (3,882)    (3,882)
Conversion of Convertible
 Preferred Stock
 to Common Stock  ..........  30,000       30    128,996        --         --        --         --    129,026
Issuance of Common Stock
 in conjunction with the
 purchase of
 ElectroPhotonics   ........     400        1     13,708        --         --        --         --     13,709
Increase in investment
 carrying value
 in ADVA (Note 5)  .........     --       --       5,222        --         --        --         --      5,222
Tax benefit from
 stock options  ............     --       --       1,155        --         --        --         --      1,155
Net income  ................     --       --         --         --         --        --     27,625     27,625
                            --------- -------- ---------- ---------- --------- ---------- --------- ----------
Balance at June 30, 1999  ..  62,054      $63   $216,124    $(11,454)  $(3,805)  $(83,901) $32,646   $149,673
                            ========= ======== ========== ========== ========= ========== ========= ==========

See Notes to Consolidated Financial Statements.

E-TEK Dynamics, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

                                                     Fiscal Year Ended June 30,
                                                   -----------------------------
                                                     1997      1998      1999
                                                   --------- --------- ---------
Cash flows from operating activities:
 Net income  ...................................... $15,148   $17,924   $27,625
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization  ..................   3,086     6,148    11,805
  Stock compensation expense  .....................      --       890     1,500
  Imputed interest income  ........................      --      (600)     (960)
  Tax benefits from employee stock options  .......      --         --    1,155
  Purchased in-process research and development  ..      --         --    4,207
  Changes in assets and liabilities (net of the
    effect of the acquisition of ElectroPhotonics):
    Accounts receivable  ..........................  (9,977)      586   (14,238)
    Inventories  ..................................  (2,519)   (2,808)  (13,458)
    Deferred income taxes  ........................  (2,478)   (4,017)   (5,668)
    Other current assets  .........................     160       342    (2,729)
    Accounts payable  .............................   3,273     3,567     8,924
    Accrued liabilities  ..........................   5,909     6,875     9,681
    Income taxes payable  .........................     854    (1,215)    4,337
                                                   --------- --------- ---------
     Net cash provided by operating activities  ...  13,456    27,692    32,181
                                                   --------- --------- ---------
Cash flows from investing activities:
 Additions to property and equipment  ............. (15,284)  (16,267)  (41,792)
 Payment from (advance to) joint venture  .........      --    (7,000)    7,000
 Long-term investments  ...........................      --         --   (2,964)
 Acquisition of ElectroPhotonics, net of cash
  received  .......................................      --         --  (25,654)
 Maturities and sale of short-term investments  ...     354    14,983        --
 Purchase of short-term investments  ..............  (6,426)   (4,143)       --
                                                   --------- --------- ---------
     Net cash used in investing activities  ....... (21,356)  (12,427)  (63,410)
                                                   --------- --------- ---------
Cash flows from financing activities:
 Repurchase of Common Stock  ......................      --  (120,000)       --
 Proceeds from issuance of Mandatorily
  Redeemable Convertible Preferred Stock  .........      --   116,123        --
 Payment to stockholder for note  .................    (200)        --       --
 Proceeds from exercise of Common Stock options  ..      --       210       460
 Proceeds from issuance of Common Stock, net  .....      --         --   43,390
 Proceeds from Employee Stock Purchase Plan  ......      --         --    1,225
 Principal repayments by stockholders on note
  receivable  .....................................   1,384         --    5,701
 Principal payments on capital lease obligations  .    (700)     (757)   (1,240)
 Borrowings on long-term debt  ....................   7,700     3,000    20,175
 Payments on long-term debt  ......................     (51)     (182)   (5,310)
                                                   --------- --------- ---------
     Net cash provided by (used in) financing
         activities  .............                    8,133    (1,606)   64,401
                                                   --------- --------- ---------
Net increase in cash and cash equivalents  ........     233    13,659    33,172
Cash and cash equivalents at beginning of period  .   8,026     8,259    21,918
                                                   --------- --------- ---------
Cash and cash equivalents at end of period  .......  $8,259   $21,918   $55,090
                                                   ========= ========= =========
Supplemental disclosure of cash flow information:
 Interest paid  ...................................    $514    $1,036    $1,525
 Income taxes paid  ............................... $10,103   $17,549   $17,243
Non-cash investing and financing activities:
 Common Stock issued for the acquisition of
   ElectroPhotonics  ..............................   $  --     $  --   $13,709
 Acquisition of property and equipment through
   capital leases  ................................  $2,918    $2,783     $  --

See Notes to Consolidated Financial Statements.

E-TEK Dynamics, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

The company and description of business

     E-TEK Dynamics, Inc. ("E-TEK" or "the Company") is a leader in the design and manufacture of components and modules for fiber optic networks. The product range includes WDM components and modules, isolators, couplers and micro-optic integrated components. These products are designed into Optical Amplifiers and WDM systems for communication networks. Applications include land and undersea, as well as emerging metropolitan and access, networks. E-TEK's customers are telecommunications equipment manufacturers that build optical networks for service providers. E-TEK operates in one business segment.

     Until July 23, 1997, the Company was owned by two founders ("the Founders"). In July 1997, the Company underwent a recapitalization in which it sold a controlling stake for $120 million in Mandatorily Redeemable Class A Convertible Preferred Stock ("Convertible Preferred Stock") which had significant rights and preferences over the Common Stock, including rights to elect a majority of E-TEK's directors, cumulative dividends and a liquidation preference. In connection with the recapitalization, the Company also repurchased $120 million in Common Stock from the Founders. The redemption was accounted for as a recapitalization and, accordingly, no change in the accounting basis of E-TEK's net assets has been made in the accompanying consolidated financial statements. The amount of cash paid to the stockholders exceeded the net assets of the Company at the time of the redemption by $83,901,000. This amount has been recorded in the equity section as distribution in excess of net book value.

     Pursuant to the recapitalization, the Company amended its articles of incorporation to change the authorized number of shares to 90,000,000, of which 30,000,000 were designated as Convertible Preferred Stock and 60,000,000 were designated as Common Stock. Also as of that date, there was a stock split in which each outstanding share of Common Stock was converted into 493.72476 shares of Common Stock. All shares and per share amounts were restated to reflect the stock split.

     In June and November 1998, the Company amended its articles of incorporation again to increase authorized shares of Common Stock to 65,000,000 shares and 300,000,000 shares, respectively. The Company is also authorized to issue 25,000,000 shares of Preferred Stock.

     The Company completed its initial public offering on December 2, 1998. Following the completion of the initial public offering, all shares of Convertible Preferred Stock converted into an aggregate of 30,000,000 shares of Common Stock.

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation

     All intercompany transactions and accounts have been eliminated.

Equity method of accounting

     The Company accounts for its investment in foreign joint ventures using the equity method of accounting. The Company accounts for the increase or decrease of its proportionate share of net book value in equity basis investees from the investees' issuance of stock at a price above or below the net book value per share as a change to additional paid-in capital.

Revenue recognition

     Revenue from product sales is recognized at the time the product is shipped, with provisions established for estimated product returns and allowances. Revenue is deferred on shipments of new products as to which customer acceptance is considered to be uncertain.

Warranty expense

     At the time of product shipment, the Company provides for the estimated costs that may be incurred under warranties for the product shipped.

Research and development

     Research and development costs are expensed as incurred.

Stock-based compensation

     The Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees". The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Cash and cash equivalents

     E-TEK considers all liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

     Inventories are valued at the lower of cost or market, cost being determined using the first-in, first-out basis.

Property and equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, which is fifteen years for buildings and range from three to five years for other property and equipment.

Goodwill and other intangible assets

     Goodwill and other intangible assets are being amortized using the straight- line method over two to three years.

Impairment of long-lived assets

     Pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of" ("SFAS 121"), the Company reviews long-lived assets based upon a gross cash flow basis and will reserve for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. Based on its most recent analysis, the Company believes that there was no impairment of the long-lived assets as of June 30, 1999.

Income taxes

     Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and the amounts reported for financial reporting purposes. Deferred income taxes are provided on unremitted earnings from the foreign joint ventures to the extent they are not considered permanently reinvested.

Fair value of financial instruments

     For certain of the Company's financial instruments, including cash, cash equivalents, accounts receivable, accounts payable and other accrued liabilities, the carrying amount approximates fair value due to their short maturities. The estimated fair value of fixed rate long-term debt is primarily based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities. This fair value approximated the carrying amount of long-term debt at June 30, 1999.

Comprehensive income

     During fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. The comprehensive income did not differ from the net income for the years presented.

Recently issued accounting standards

     In June 1998, the Financial Accounting Standards Board issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect the adoption of SFAS 133 to have a material impact on its results of operations.

NOTE 2--ACQUISITION OF ELECTROPHOTONICS:

     The Company completed the acquisition of ElectroPhotonics Corporation in Canada on June 22, 1999. ElectroPhotonics develops optical networks components and modules including WDM components, dispersion equalization modules and optical network performance monitoring subsystems. The Company accounted for the transaction as a purchase and has included the operating results of ElectroPhotonics since the acquisition date in the accompanying consolidated financial statements. The Company issued approximately 400,000 shares of Common Stock with a market value of $13,709,000 and paid $26,728,000 in cash in exchange for all of the equity of ElectroPhotonics. Including acquisition costs of $460,000 and assumed liabilities of $582,000, the total purchase price was $41,479,000. The purchase price was allocated to identifiable tangible and intangible assets and to goodwill as follows (in thousands):

   Cash and marketable securities  .....................       $ 1,074
   Property & equipment  ...............................           712
   Developed technology  ...............................           933
   Core technology  ....................................         2,335
   In-process research and development  ................         4,207

   Residual goodwill  ..................................        31,149
                                                               -------
                                                               $41,479
                                                               =======

     The valuations of the intangible assets, including developed technology, core technology, in-process research and development, acquired workforce and trade names, were based on an independent appraisal. In the appraisal, projected incremental cash flows of projects were discounted using discount rates ranging from 14% for developed technology to 24% for in-process research and development. The discount rates used reflect difficulties and risks regarding technological feasibility, market acceptance and other matters.

     Goodwill is being amortized over three years. Developed technology and core technology are being amortized over two to three years. In-process research and development was expensed at the time of the acquisition in accordance with generally accepted accounting principles.

     The following unaudited pro forma summary presents the consolidated results of operations of the Company, excluding acquired in-process research and development, as if the acquisition of ElectroPhotonics had occurred at the beginning of fiscal 1998. The unaudited pro forma summary is not necessarily indicative of what would have occurred had the acquisition been made as of the beginning of fiscal 1998 or of results which may occur in the future.

                                                          June 30,
                                                   -----------------------
                                                      1998          1999
                                                   ---------     ---------
   Net revenues................................     $107,407      $173,094
   Net income..................................        8,202        19,706
   Diluted net income per share................     $   0.14      $   0.32

NOTE 3--BALANCE SHEET DETAIL:

                                                            June 30,
                                                      --------------------
                                                        1998       1999
                                                      ---------  ---------
  Accounts receivable:
     Trade receivables  ...........................   $ 20,358   $ 39,980
     Less: Allowances for doubtful accounts
         and sales returns  .......................     (4,895)   (10,149)
                                                      --------   --------
                                                      $ 15,463   $ 29,831
                                                      ========   ========
  Inventories:
     Raw materials  ...............................   $  3,459   $ 10,613
     Work in process  .............................      1,566      7,577
     Finished goods  ..............................      1,884      2,177
                                                      --------   --------
                                                      $  6,909   $ 20,367
                                                      ========   ========
  Property and equipment:
     Machinery and equipment  .....................   $ 22,429   $ 49,237
     Computers and software  ......................      2,008      3,078
     Furniture and fixtures  ......................        470      2,163
     Automobiles  .................................        138         27
     Building improvements  .......................      4,734     16,669
     Land and buildings  ..........................     11,610     11,610
                                                      --------   --------
                                                        41,389     82,784
     Less: Accumulated depreciation  ...............   (10,517)   (20,910)
                                                      --------   --------
                                                      $ 30,872   $ 61,874
                                                      ========   ========
  Goodwill and other intangible assets:
     Goodwill  ....................................         --   $ 31,149
     Purchased technologies  ......................         --      3,268
     Other intangible assets  .....................         --        468
                                                      --------   --------
                                                            --     34,885
     Less: Accumulated amortization  ...............        --       (300)
                                                      --------   --------
                                                      $     --   $ 34,585
                                                      ========   ========
  Accrued liabilities:
     Accrued compensation  ........................   $  7,408   $ 10,887
     Accrued warranty  ............................      3,735      4,620
     Accrued commissions  .........................      2,151      3,120
     Accrued professional services  ...............        839      1,221
     Accrued marketing expenses  ..................        270      1,185
     Deferred revenues  ...........................      1,000        915
     Accrued sales and property taxes  ............        127        504
     Other  .......................................        657      3,900
                                                      --------   --------
                                                      $ 16,187   $ 26,352
                                                      ========   ========

NOTE 4--NET INCOME PER SHARE:

     Basic net income per share is computed by dividing net income available to Common Stockholders by the weighted average number of common shares outstanding during the period.

    Diluted net income per share is calculated using the weighted average number of outstanding shares of Common Stock plus dilutive Common Stock equivalents. For all periods presented, Common Stock equivalents consist of Convertible Preferred Stock, unvested Common Stock subject to repurchase and Common Stock options using the treasury stock method based on the average stock price for the period.

     The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                     1997      1998      1999
                                                   --------- --------- ---------
Numerator:
  Net income  ....................................  $15,148   $17,924   $27,625
  Convertible Preferred Stock accretion  .........      --      9,021     3,882
  Net income available to Common
    Stockholders (Basic)  ........................   15,148     8,903    23,743
  Convertible Preferred Stock accretion  .........      --      9,021     3,882
  Net income available to Common
    Stockholders and assumed
    conversions (Diluted)  .......................  $15,148   $17,924   $27,625

Denominator:
  Denominator for basic earnings per
    share--weighted average
    common shares  ...............................   50,000    22,970    43,152
  Effect of dilutive securities
     Common Stock options  .......................      --        296     1,998
     Unvested Common Stock subject to
       repurchase  ...............................      --      4,104     4,166
     Convertible Preferred Stock  ................      --     28,191    12,430
  Denominator for dilutive earnings per
    share--adjusted weighted average
    common shares and assumed conversions            50,000    55,561    61,746

  Basic earnings per share  ......................    $0.30     $0.39     $0.55

  Diluted earnings per share  ....................    $0.30     $0.32     $0.45

NOTE 5--JOINT VENTURES:

FibX

     During fiscal 1998, the Company entered into an agreement with a Taiwanese company to form a joint venture in Taiwan to develop, manufacture and distribute fiber optic components and products. The Company and the other investor each contributed $7,000,000 in cash for a 50% interest in the joint venture. Under the joint venture agreement and a related license agreement, the Company received $7,000,000 from the joint venture for certain technology of the Company that was licensed to the joint venture.

     The $7,000,000 cash contributed by the Company and the $7,000,000 receivable from the joint venture offset so that, in substance, the Company received a 50% interest in the joint venture in exchange for a technology license that had no carrying value in the Company's financial statements. In accordance with Emerging Issues Task Force Consensus No. 89-7, the Company did not record any gain on the exchange and, therefore, the carrying value of the Company's investment in FibX as of June 30, 1998 was nil. The Company's equity interest in FibX was subsequently diluted to 45% through the issuance of equity to other parties.

     During fiscal 1999, FibX began to manufacture certain products for the Company. The Company sells certain components to and buys finished goods from FibX. The transactions between the Company and FibX during fiscal 1999 were immaterial. The Company's share of the equity loss in FibX was immaterial for fiscal 1999 and, therefore, the carrying value of the Company's investment in FibX was still nil as of June 30, 1999. On July 6, 1999, the Company purchased an additional interest in FibX from other investors for $12,000,000 in cash. After the purchase, the Company's interest in FibX was increased to approximately 96%. The purchase resulted in goodwill and other intangible assets of approximately $6,000,000 (unaudited), which will be amortized in accordance with the Company's accounting policy. The pro forma combined results of operations for fiscal 1998 and 1999 were not materially different than the actual results.

ADVA

     During fiscal 1995, the Company contributed $250,000 for a 40% ownership interest in a German company ("ADVA") that develops and manufactures fiber optic components and products. The other 60% interest was held by the Company's German distributor, AMS Opto Tech GmbH ("AMS"). During the quarter ended April 1, 1999, the Company contributed an additional $2,500,000 to maintain its 40% interest in ADVA. On March 30, 1999, ADVA completed its initial public offering and began trading on the Neuer Markt of the Frankfurt Stock Exchange. The Company's ownership interest in ADVA was reduced to 33% after ADVA's initial public offering. The Company increased the carrying value of its investment to reflect the increase in the Company's share of ADVA's net book value. The Company recorded the increase, net of the deferred tax liability, as a credit to additional paid-in capital. At June 30, 1999, the carrying value of the Company's investment in ADVA was $10,665,000. The market value of the investment at June 30, 1999 was $121,803,000.

NOTE 6--DEBT:

     In November 1996, the Company obtained a $7,700,000 term loan from a financial institution, which bears interest at a rate of 7.85% per annum. Monthly principal and interest payments are $59,000, with a final payment of all remaining unpaid principal and interest on December 1, 2001. This loan is secured by the Company's land and buildings with a net book value of $11,610,000 at June 30, 1999. The outstanding balance of this note as of June 30, 1999 was $7,426,000.

     In September 1997, the Company obtained a $3,000,000 term loan from a bank, which bore interest at a rate of LIBOR plus 1.7% per annum. Monthly principal and interest payments amounted to $27,000, with a final payment of all remaining unpaid principal and interest on September 30, 2000. This note was paid off fully during fiscal 1999.

     In November 1998, the Company obtained a $5,440,000 term loan from a financial institution, which bears interest at a rate of 6.46% per annum. Monthly principal and interest payments amount to $129,000 with a final payment of all remaining unpaid principal and interest in October 2002. Should the Company elect to prepay any remaining balance of this note, they are subject to a penalty not to exceed 3% of the original principal balance. This note is secured by certain equipment owned by the Company. At June 30, 1999, the outstanding balance of this note was $4,525,000.

     In January 1999, the Company obtained a $7,890,000 term loan from a financial institution, which bears interest at a rate of 6.38% per annum. Monthly principal and interest payments amount to $241,000 with a final payment of all remaining unpaid principal and interest in January 2002. Should the Company elect to prepay any remaining balance of this note, it would pay a penalty not to exceed 3% of the original principal balance. This note is secured by certain equipment owned by the Company. At June 30, 1999, the outstanding balance of this note was $6,882,000.

     In April 1999, the Company obtained a $6,845,000 term loan from a financial institution, which bears interest at a rate of 6.89% per annum. Monthly principal and interest payments amount to $211,000 with a final payment of all remaining unpaid principal and interest in April 2002. Should the Company elect to prepay any remaining balance of this note, it would pay a penalty not to exceed 3% of the original principal balance. This note is secured by certain equipment owned by the Company. At June 30, 1999, the outstanding balance of this note was $6,501,000.

     Future principal payments under long-term debt are as follows (in thousands):

Fiscal Year ending June 30,
---------------------------
   2000  ...................................................        $ 6,101
   2001  ...................................................          6,523
   2002  ...................................................         12,342
   2003  ...................................................            367
                                                                    -------
   Total principal payments  ...............................         25,333
   Less: Current portion  ..................................         (6,101)
                                                                    -------
   Long-term portion of principal payments  ................        $19,232
                                                                    =======

NOTE 7--INCOME TAXES:

     The provision for income taxes was as follows (in thousands):

                                                     Fiscal Year Ended June 30,
                                                   -----------------------------
                                                     1997      1998      1999
                                                   --------- --------- ---------
     Current
        Federal  .................................   $9,492   $14,216   $21,586
        State  ...................................    1,463     1,943     2,499
                                                   --------- --------- ---------
                                                     10,955    16,159    24,085
                                                   --------- --------- ---------
     Deferred
        Federal  .................................   (2,170)   (3,500)   (4,855)
        State  ...................................     (308)     (517)     (813)
                                                   --------- --------- ---------
                                                     (2,478)   (4,017)   (5,668)
                                                   --------- --------- ---------
                                                     $8,477   $12,142   $18,417
                                                   ========= ========= =========
     Tax rate reconciliation:
        Federal income tax statutory rate  .......     35.0%     35.0%     35.0%
        State taxes, net of federal tax benefit  .      2.9       2.6       2.3
        Permanent differences  ...................      --        4.7       3.9
        Foreign sales corporation benefit  .......     (2.7)     (4.2)     (3.0)
        Research and development credit  .........     (0.7)     (1.0)     (1.1)
        Other  ...................................      1.4       3.3       2.9
                                                   --------- --------- ---------
                                                       35.9%     40.4%     40.0%
                                                   ========= ========= =========

     Deferred tax assets and liabilities were comprised of the following (in thousands):

                                                        June 30,
                                                   -------------------
                                                     1998      1999
                                                   --------- ---------
  Deferred tax assets:
     Inventory reserves  ..........................  $1,444    $2,579
     Uniform cost capitalization for inventory  ...     789     1,250
     Sales return and bad debt reserves  ..........   2,268     3,906
     Warranty reserves  ...........................   1,437     1,780
     Vacation and other accruals  .................     657     2,428
     State taxes  .................................     693       910
     Other  .......................................     585       689
                                                   --------- ---------
                                                      7,873    13,542
  Deferred tax liabilities  .......................    --      (3,481)
                                                   --------- ---------
  Net deferred tax assets  ........................  $7,873   $10,061
                                                   ========= =========

     Deferred tax liabilities of $3,481,000 at June 30, 1999 related to the tax effect of a book/tax basis difference for the Company's investment in ADVA.

NOTE 8--MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

     On December 2, 1998, all shares of Convertible Preferred Stock converted into an aggregate of 30,000,000 shares of Common Stock. Prior to the conversion, the holders of the Convertible Preferred Stock had various rights and preferences as follows:

Voting

     Each share of Convertible Preferred Stock had voting rights equal to an equivalent number of shares of Common Stock into which it was convertible and voted together as one class with the Common Stock. Holders of Convertible Preferred Stock had the right to elect three of the five members of the Board of Directors.

Cumulative dividends

     Dividends on each share of Convertible Preferred Stock accrued at a rate of 8% per annum of the liquidation value of $4.00 per share. For the years ended June 30, 1998 and 1999, the Company recorded $9,021,000 and $3,882,000, respectively, for the accretion of the value of the Convertible Preferred Stock related to the 8% dividend per annum on the $120,000,000 liquidation value of the Convertible Preferred Stock.

     The holders of the Convertible Preferred Stock were also entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis.

Redemption

     The holders of the Convertible Preferred Stock had the option to redeem the stock at the then liquidation value if there were a change in ownership of the Company. The liquidation value was defined as the greater of (i) an amount of $4.00 per share, plus any unpaid dividends or (ii) the consideration per share payable to holders of Common Stock assuming conversion to Common Stock of all outstanding Convertible Preferred Stock, plus any unpaid dividends, prior to liquidation.

NOTE 9--RESTRICTED STOCK AND STOCK OPTION PLANS:

Restricted stock

     During fiscal 1998 and 1999, under the Company's 1997 stock option plans, the Company issued 7,211,000 and 125,000 shares of Common Stock, respectively, to employees and officers of the Company in exchange for promissory notes in an aggregate principal amount of $18,215,000 and $1,250,000, respectively. These notes, which are secured by the shares of Common Stock, are generally full recourse and payable in five years from the purchase date or upon termination of employment by the Company, whichever comes first. Because these notes do not bear interest, the $18,215,000 and $1,250,000 face values were discounted using a 6% interest rate to $13,615,000 and $934,000, respectively, with the difference recorded as deferred compensation cost. During fiscal 1998 and 1999, the Company recognized $600,000 and $960,000, respectively, of compensation expense and $600,000 and $960,000, respectively, of interest income related to this imputed interest income. These shares sold in exchange for the promissory notes are subject to a right of repurchase by the Company, subject to vesting, which is generally over a four year period from the grant date, until vesting is complete.

     In addition, under the Company's 1997 stock option plans, the Company issued 88,000 and 158,000 shares of Common Stock to employees of the Company for $210,000 and $460,000 in cash during fiscal 1998 and fiscal 1999, respectively. These shares sold are subject to a right of repurchase by the Company, subject to vesting, which is generally over a four year period from the date of grant, until vesting is complete.

     At June 30, 1999, there were 3,139,000 shares of Common Stock purchased under the Company's 1997 stock option plans subject to repurchase.

1997 Equity Incentive Plan

     In July 1997, the Company adopted the 1997 Equity Incentive Plan (the "Equity Plan") which provided for granting of incentive stock options and non-statutory stock options to employees, officers and consultants of the Company for up to 10,556,000 shares of Common Stock.

     Under the Equity Plan, incentive stock options were granted at a price that is not less than 100% of the fair market value of the stock on the date of grant,. Non-statutory stock options were granted at a price that was not to be less than 85% of the fair market value of the stock on the date of grant. The exercise price of any option granted to a 10% stockholder would not be less than 110% of the fair market value of the stock on the date of grant.

     Options are exercisable immediately subject to repurchase options held by the Company which generally lapse over a maximum period of four years at such times and under such conditions as determined by the Board of Directors. In August 1998, the Equity Plan was terminated and the remaining options available for grant under the Equity Plan were transferred to the 1998 Stock Plan.

1997 Executive Equity Incentive Plan

     In October 1997, the Company adopted the 1997 Executive Equity Incentive Plan (the "Executive Plan") which provided for granting of incentive stock options and non-statutory stock options to officers or directors of the Company for up to 4,444,000 shares of Common Stock.

     Under the Executive Plan, incentive stock options are granted at a price that was not less than 100% of the fair market value of the stock on the date of grant. Non-statutory stock options were granted at a price that was not to be less than 85% of the fair market value of the stock on the date of grant. The exercise price of any option granted to a 10% stockholder would not be less than 110% of the fair market value of the stock on the date of grant.

     Options were exercisable immediately subject to repurchase by the Company which generally lapse over a maximum period of four years at such times and under such conditions as determined by the Board of Directors. In August 1998, the Executive Plan was terminated and the remaining options available for grant under the Executive Plan were transferred to the 1998 Stock Plan.

1998 Stock Option Plan

     In August 1998, the Company adopted the 1998 Stock Plan (the "1998 Plan") to replace the Equity Plan and Executive Plan. The 1998 Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of non-statutory stock options and stock purchase rights to employees, directors and consultants. A total of (i) 3,000,000 shares of the Company's Common Stock (plus shares which have been reserved but unissued under the Company's Equity Plan and Executive Plan), (ii) any share returned to the Equity Plan and the Executive Plan as a result of termination of options or repurchase of shares by the Company, and (iii) annual increases equal to the lesser of 3,000,000 shares, or 4% of the outstanding shares, are currently reserved for issuance pursuant to the 1998 Plan.

     The term of stock options granted under the 1998 Plan is generally 10 years. Under the 1998 Plan, incentive stock options are granted at a price that is not less than 100% of the fair market value of the stock on the date of grant. Non- statutory stock options are granted at a price that is not to be less than 85% of the fair market value of the stock on the date of grant. The exercise price of any option granted to a 10% stockholder will not be less than 110% of the fair market value of the stock on the date of grant. Options vest in four years under the 1998 Plan.

Directors' Stock Option Plan

     In August, 1998, the Company adopted the 1998 Director Option Plan (the "Director Plan"). A total of 250,000 shares of the Company's Common Stock, plus an annual increase equal to the optioned stock underlying options granted in the immediately preceding year, have been reserved for issuance under the Director Plan.

     Under the Director Plan, non-statutory stock options are granted at 100% of the fair value of the stock on the date of grant. The term of stock options granted under the Director Plan is generally 10 years. Options vest in four years. At June 30, 1999, no options have been issued under the Director Plan.

1998 Employee Stock Purchase Plan

     In August 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan"). Under the 1998 Purchase Plan, eligible employees may purchase Common Stock at a price equal to 85% of the lower of the fair market value of the Common Stock at the beginning of a 24-month period or end of each six-month segment within such offering period. Participation is limited to 10% of an employee's compensation (not to exceed amounts allowed by the Internal Revenue Code). A total of 750,000 shares of Common Stock have been reserved for issuance under the 1998 Purchase Plan, plus annual increases equal to the lesser of (i) 750,000 shares, (ii) 1% of the outstanding shares on such date, or (iii) such lesser amount as may be determined by the Board of Directors. To date, 120,000 shares of Common Stock have been issued under the 1998 Purchase Plan.

     The following table summarizes activities under all of E-TEK's stock option plans:

                                                                       Weighted
                                            Options                    Average
                                           Available    Outstanding    Exercise
                                           for Grant       Shares       Price
                                         ------------- -------------- ----------
                                         (in thousands)(in thousands)
  Shares authorized  ..................        15,000           --       $   --
  Granted  ............................       (10,525)        10,525       2.97
  Exercised  ..........................         --            (7,299)      2.52
  Cancelled  ..........................           176           (176)      2.41
                                         ------------- --------------
  Balance at June 30, 1998  ...........         4,651          3,050       4.05
  Shares authorized  ..................         3,250           --           --
  Granted  ............................        (3,095)         3,095      18.68
  Exercised  ..........................         --              (283)      6.05
  Repurchased  ........................            48           --         2.65
  Cancelled  ..........................           123           (123)      8.39
                                         ------------- --------------
  Balance at June 30, 1999  ...........         4,977          5,739     $11.75
                                         ============= ==============

     The weighted average fair value of options granted for fiscal 1998 and 1999 was $0.75 and $10.18, respectively.

     Under the 1997 option plans, options are exercisable immediately and subject to repurchase by the Company which generally lapse over a period of four years. At June 30, 1999, 4,150,000 options with a weighted average exercise price of $6.08 were outstanding and exercisable, of which 1,316,000 options were vested.

     Management calculated deferred compensation of $1,043,000 and $1,413,000 related to the option grants during fiscal 1998 and fiscal 1999, respectively. Such deferred compensation is amortized over the vesting period, which is generally four years. Amortization expense amounted to $290,000 and $540,000 for fiscal 1998 and 1999, respectively.

     Option groups outstanding at June 30, 1999 and related weighted average exercise price and contractual life information are as follows:

                 Options outstanding at June 30, 1999     Options exercisable
                 -------------------------------------     at June 30, 1999
                               Weighted                 ----------------------
                                Average      Weighted                Weighted
                               Remaining     Average                  Average
   Range of        Number     Contractual    Exercise     Number     Exercise
Exercise Price   Outstanding  Life (years)    Price     Exercisable    Price
---------------  -----------  ------------  ----------  -----------  ---------
                     (in                                    (in
                 thousands)                             thousands)
$ 2.30 - $ 2.30         876          8.11       $2.30          876      $2.30
$ 3.25 - $ 3.25       1,281          8.60       $3.25        1,281      $3.25
$ 4.20 - $ 8.00         273          8.83       $6.42          273      $6.42
$10.00 - $10.00       2,143          9.13      $10.00        1,674     $10.00
$12.00 - $43.50       1,166          9.76      $32.64           46     $12.00
                 -----------                            -----------
$ 2.30 - $43.50       5,739          8.97      $11.75        4,150      $6.08
                 ===========                            ===========

Fair value disclosures

     Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net income and pro forma net income per share would have been decreased to the pro forma amounts indicated below (in thousands, except per share data):

                                                    Fiscal Year Ended
                                                        June 30,
                                                   -------------------
                                                     1998      1999
                                                   --------- ---------
  Net income:
    As reported  .................................. $17,924   $27,625
                                                   ========= =========
    Pro forma  .................................... $16,681   $24,398
                                                   ========= =========
  Net income available for Common Stockholders:
    As reported  ..................................  $8,903   $23,744
                                                   ========= =========
    Pro forma  ....................................  $7,660   $20,517
                                                   ========= =========
  Net income per share:
    As reported:
     Basic  .......................................   $0.39     $0.55
                                                   ========= =========
     Diluted  .....................................   $0.32     $0.45
                                                   ========= =========
    Pro forma:
     Basic  .......................................   $0.33     $0.48
                                                   ========= =========
     Diluted  .....................................   $0.30     $0.34
                                                   ========= =========

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes Model. The minimum value method was used for fiscal 1998 and for the period between July 1, 1998 and December 1, 1998 with the following assumptions: a risk-free interest rate of 6.00% for fiscal 1998 and 5.91% for the period between July 1, 1998 and December 1, 1998; an expected term of option of 5 years and a dividend yield of 0.00% for both periods. For the period between December 2, 1998 and June 30, 1999, the following assumptions were used in the fair value calculations: a risk-free interest rate of 5.91%, a volatility rate of 82%, an expected term of option of 5 years and a dividend yield of 0.00%.

     Sales under the 1998 Purchase Plan were 120,000 shares at an average price per share of $10.20 in fiscal 1999. Pro forma compensation expense for the grant date fair value, as defined by SFAS 123, of the purchase rights granted under the 1998 Purchase Plan was calculated using the Black-Scholes Model with the following assumptions: an expected life of 1.25 years, an expected volatility rate of 80%, a dividend yield of 0.00 % and a risk-free interest rate of 5.91%. The weighted average fair value per share, as defined by SFAS 123, of rights to purchase stock under the 1998 Purchase Plan was $4.95.

     Because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future years.

NOTE 10--EMPLOYEE BENEFIT PLAN:

     The Company sponsors a 401(k) Savings Plan (the "Plan"). All employees are eligible to participate in the Plan following certain minimum eligibility requirements. Under the Plan, employees may elect to contribute up to 15% of their pre-tax compensation to the Plan, subject to annual limitations. Matching employer contributions are 25% of the employees' contributions but limited to the first 10% of the employees' deferral. Employer contributions are vested over five years after employees' two years of services and employee contributions are 100% vested at all times. The Company's contribution to the plan was $211,000, $313,000 and $1,027,000 for fiscal 1997, 1998 and 1999, respectively.

NOTE 11--MAJOR CUSTOMERS AND CONCENTRATION OF RISKS:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents and trade accounts receivable. The Company invests primarily in money market accounts and marketable securities with high quality financial, government or corporate institutions. The Company sells its products to original equipment manufacturers and distributors. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. At June 30, 1998, two customers and their affiliates accounted for 43% and 11% of accounts receivable. At June 30, 1999, four customers and their affiliates accounted for 30%, 15%, 11% and 11% of accounts receivable.

     During fiscal 1997, three customers and their affiliates accounted for 27%, 22% and 12% of total revenues. During fiscal 1998, three customers and their affiliates accounted for 30%, 16% and 14% of total revenues. During fiscal 1999, three customers and their affiliates accounted for 35%, 17% and 12% of total revenues. Export sales were approximately 42%, 53%, and 42% of total net sales for fiscal 1997, 1998 and 1999, respectively.

NOTE 12--INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION:

     The Company operates in a single industry segment--the design and manufacture of components and modules for fiber optic networks. The Company operates in three geographic regions: the United States, Europe and Asia/Pacific. The following is a summary of sales by geographic area (in thousands):

                                               Fiscal Year ended June 30,
                                        ----------------------------------------
                                            1997            1998          1999
                                        --------------  --------------  --------
   United States  ................        $42,532         $50,724      $92,319
   Europe  .......................         27,107          49,251       73,090
   Asia/Pacific  .................          3,437           6,949        7,255

NOTE 13--COMMITMENTS AND CONTINGENCIES:

Leases

     The Company has entered into a number of noncancelable lease agreements involving machinery and equipment and automobiles. The principal portions of the minimum rentals have been capitalized and the related assets and obligations recorded using the interest rates implicit in the respective leases.

     During fiscal 1999, the Company entered into a facility lease for one manufacturing plant. The lease expires in 2006.

     Future minimum payments under all noncancelable leases are as follows (in thousands):

                                               Operating         Capital
   Fiscal Year Ending June 30,                   Leases          Leases
   ---------------------------                ---------        ---------
   2000  ..................................       1,964         $ 1,508
   2001  ..................................       1,908           1,508
   2002  ..................................       1,908             546
   2003  ..................................       1,908             417
   2004  ..................................       1,908              --
   Thereafter  ............................       3,498              --
                                                 ------         -------
   Total minimum lease payments.  .........      13,094           3,979
                                                =======
   Less: Amount representing interest  ....                        (421)
                                                                -------
   Present value of capitalized lease
     obligations  .........................                       3,558
   Less: Current portion  .................                      (1,277)
                                                                -------
   Long-term portion of capitalized lease
     obligations  .........................                     $ 2,281
                                                                =======

     At June 30, 1998 and June 30, 1999, the cost of machinery and equipment and automobiles under capital leases, net of accumulated depreciation, was $4,025,000 and $2,195,000, respectively.

     Total rent expense on all operating leases was $283,000, $472,000 and $365,000 for fiscal 1997, 1998 and 1999, respectively.

Contingencies

     The Company is party to litigation matters and claims which are normal in the course of its operations. While the results of such litigations and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on its financial position and results of operations or cash flows.

NOTE 14--SUBSEQUENT EVENT:

     On July 27, 1999, the Company signed a definitive agreement to acquire SMC Kaifa (Holdings) Ltd., for a total purchase price of 697,000 shares of its Common Stock and cash of $12,000,000. The Company estimates that the purchase will result in approximately $36,000,000 of goodwill and other intangible assets which will be amortized over 3 years. The closing of the transaction is subject to several conditions, including required governmental approvals. The Company cannot be certain that the acquisition will be completed.

NOTE 15--ACQUISITION BY JDS UNIPHASE CORPORATION (UNAUDITED)

    On January 17, 2000, the Company entered into a definitive agreement to be acquired by JDS Uniphase Corporation for common stock valued at approximately $15.5 billion. The acquisition is subject to regulatory approval and approval by the Company's stockholders. Upon closing of the acquisition, the Company will exchange each share of its outstanding common stock for 74.1 million shares of common stock of JDS Uniphase Corporation. In addition, JDS Uniphase will issue options in exchange for outstanding options of the Company with the number of shares and the exercise prices appropriately adjusted by the exchange ratio. If the acquisition is completed as expected, transaction costs incurred by E-TEK estimated at approximately $30 million will be expensed on the date prior to closing of the transaction.

Pro Forma Financial Information

Item 7. Financial Statements, Pro Forma Information and Exhibits (Continued)

(b) Pro Forma Financial Information

On January 17, 2000, E-TEK agreed to merge with JDS Uniphase Corporation in a transaction accounted for as a purchase. After the merger, E-TEK will be operated as a wholly-owned subsidiary of JDS Uniphase.

The following unaudited pro forma financial statements reflect the issuance of 74,134,500 JDS Uniphase common shares for all the outstanding E-TEK shares as of September 30, 1999 using the exchange ratio of 1.1 for each E-TEK common share as specified in the merger agreement and an average market price per JDS Uniphase common share of $190.325 per share. The average market price per share of JDS Uniphase common share is preliminary and is based on the average closing price for a range of trading days (January 10 through January 17, 2000) around the announcement date of the merger. For accounting purposes, the final average market price will be based on a date range using JDS Uniphase's historical practice and will encompass January 10 through January 24, 2000. The actual number of JDS Uniphase common shares to be issued will depend on the actual number of E-TEK common shares outstanding on the date the merger closes. In addition, JDS Uniphase will assume all E-TEK options with the number of shares and the exercise price appropriately adjusted by the exchange ratio. Based on the total number of E-TEK options outstanding at September 30, 1999, JDS Uniphase would issue options to purchase 7,755,020 JDS Uniphase common shares at a weighted average exercise price of $23.70. The actual number of options granted will depend on the actual number of E-TEK options outstanding on the date the merger closes. The fair value of the options, currently estimated at $1.4 billion, as well as estimated direct transaction expenses of $40 million, have been included as a part of the total estimated purchase cost. The completion of the merger is conditioned upon regulatory approvals, as well as approval by E-TEK's stockholders.

In November 1999, JDS Uniphase signed a definitive agreement to acquire Optical Coating Laboratory, Inc. (OCLI) in a transaction accounted for as a purchase. The OCLI merger has received all the necessary regulatory approvals and is only contingent upon OCLI shareholder vote scheduled for February 4, 2000.

The following unaudited pro forma financial statements reflect the impact of (i) the merger between E-TEK and JDS Uniphase, and (ii) the mergers between E-TEK, Optical Coating Laboratory, Inc. (OCLI) and JDS Uniphase.

PRO FORMA FINANCIAL STATEMENTS OF E-TEK AND JDS UNIPHASE COMBINED

Effective June 30, 1999, Uniphase Corporation combined its operations with JDS FITEL Inc. to form JDS Uniphase Corporation in a transaction accounted for as a purchase. Accordingly, the historical balance sheet of JDS Uniphase as of June 30, 1999 includes the financial position of JDS FITEL Inc. as of that date, but the historical statement of operations for JDS Uniphase for the year ended June 30, 1999 does not include the results of operations for JDS FITEL Inc. for that period.

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase and E-TEK for the fiscal year ended June 30, 1999 is based on the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase included in form 8-K/A filed November 3, 1999 (combining Uniphase and JDS FITEL Inc.) after giving effect to the merger with E-TEK under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase and E-TEK. E-TEK has the same fiscal periods as JDS Uniphase.

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase and E-TEK for the three months ended September 30, 1999 and the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheets at September 30, 1999 are based on the historical financial statements of JDS Uniphase and E-TEK, after giving effect to the merger with E-TEK under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase and E-TEK.

JDS Uniphase acquired AFC Technologies in August 1999, Ramar Corporation in October 1999, EPITAXX, Inc. in November 19999 and SIFAM Limited and Oprel Technologies, Inc. in December 1999. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase and E-TEK do not include these acquisitions since, collectively, they are not significant to JDS Uniphase.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements should be read in conjunction with the historical financial statements of JDS Uniphase and E-TEK and the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase included in Form 8-K/A filed November 3, 1999 (combining Uniphase Corporation and JDS FITEL Inc.)

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations of JDS Uniphase and E-TEK are presented as if the combination had taken place on July 1, 1998. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet of JDS Uniphase and E-TEK is presented to give effect to the proposed merger as if it occurred on September 30, 1999. The pro forma information does not purport to be indicative of the results that would have been reported if the above transaction had been in effect for the period presented or which may result in the future.

Unaudited Pro Forma Condensed Combined Consolidated
Statement of Operations
JDS Uniphase and E-TEK
Year ended June 30, 1999
(in thousands, except per share data)

                                 JDS                                Pro Forma
                              Uniphase                                 JDS
                             (Pro Forma                 Pro          Uniphase
                             Uniphase and              Forma           and
                              JDS FITEL               Adjust-         E-TEK
                              Combined)    E-TEK       ments         Combined
                             ----------- ---------- ------------   ------------
Net sales...................   $587,889   $172,664        ($100)(B)   $760,453
Cost of sales...............    284,358     85,123          (50)(B)    369,431
                             ----------- ---------- ------------   ------------
  Gross profit..............    303,531     87,541          (50)       391,022

Operating expenses:
  Research and development..     52,544     14,687       --             67,231
  Selling, general, and
   administrative...........     71,488     24,516       --             96,004
  Amortization of purchased
   intangibles..............    687,502        300    3,004,998 (A)  3,692,800
  Acquired in-process
   research and development.    210,400      4,207       --            214,607
  Other operating expenses..      6,759       --         --              6,759
                             ----------- ---------- ------------   ------------
Total operating expenses....  1,028,693     43,710    3,004,998      4,077,401
                             ----------- ---------- ------------   ------------
Income (loss) from
 operations.................   (725,162)    43,831   (3,005,048)    (3,686,379)
Interest and other
 income, net................     10,395      2,211       --             12,606
                             ----------- ---------- ------------   ------------
Income (loss) before
 income taxes...............   (714,767)    46,042   (3,005,048)    (3,673,773)
Income tax expense
 (benefit)..................     (2,511)    18,417      (36,593)(C)    (20,687)
                             ----------- ---------- ------------   ------------
Net income (loss)...........   (712,256)    27,625   (2,968,455)    (3,653,086)
Accretion on preferred
  stock.....................       --        3,882       --              3,882
                             ----------- ---------- ------------   ------------
Net income (loss)
  available to common
   stockholders.............  ($712,256)   $23,743  ($2,968,455)   ($3,656,968)
                             =========== ========== ============   ============

Basic earnings (loss)
 per share..................     ($2.24)     $0.55              (D)    ($10.01)
                             =========== ==========                ============
Dilutive earnings (loss)
 per share..................     ($2.24)     $0.45              (D)    ($10.01)
                             =========== ==========                ============
Average number of shares
 outstanding................    317,776     43,152                     365,243
                             =========== ==========                ============
Average number of shares
 outstanding assuming
 dilution ..................    317,776     61,746                     365,243
                             =========== ==========                ============

See accompanying notes to JDS Uniphase and E-TEK unaudited pro forma condensed combined consolidated financial statements

Unaudited Pro Forma Condensed Combined Consolidated
Statement of Operations
JDS Uniphase and E-TEK
Three Months ended September 30, 1999
(in thousands, except per share data)

                                                                    Pro Forma
                                                                       JDS
                                                        Pro          Uniphase
                                                       Forma           and
                                 JDS                  Adjust-         E-TEK
                              Uniphase     E-TEK       ments         Combined
                             ----------- ---------- ------------   ------------
Net sales...................   $230,059    $60,342     $ --            290,401
Cost of sales...............    125,214     30,181       --            155,395
                             ----------- ---------- ------------   ------------
  Gross profit..............    104,845     30,161       --            135,006

Operating expenses:
  Research and development..     17,248      4,913       --             22,161
  Selling, general, and
   administrative...........     27,857      7,622       --             35,479
  Amortization of purchased
   intangibles..............    172,884      6,265      751,249 (A)    930,398
  Acquired in-process
   research and development.         --      1,630       --              1,630
                             ----------- ---------- ------------   ------------
Total operating expenses....    217,989     20,430      751,249        989,668
                             ----------- ---------- ------------   ------------
Income (loss) from
 operations.................   (113,144)     9,731     (751,249)      (854,662)
Interest and other
 income, net................      5,488      1,047       --              6,535
                             ----------- ---------- ------------   ------------
Income (loss) before
 income taxes...............   (107,656)    10,778     (751,249)      (848,127)
Income tax expense
 (benefit)..................      6,264      4,096       (9,148)(C)      1,212
                             ----------- ---------- ------------   ------------
Net income (loss)...........  ($113,920)    $6,682    ($742,101)     ($849,339)
                             =========== ========== ============   ============

Basic earnings (loss)
 per share..................     ($0.34)     $0.11              (D)     ($2.10)
                             =========== ==========                ============
Dilutive earnings (loss)
 per share..................     ($0.34)     $0.10              (D)     ($2.10)
                             =========== ==========                ============
Average number of shares
 outstanding................    336,930     61,938                     405,062
                             =========== ==========                ============
Average number of shares
 outstanding assuming
 dilution ..................    336,930     67,322                     405,062
                             =========== ==========                ============

See accompanying notes to JDS Uniphase and E-TEK unaudited pro forma condensed combined consolidated financial statements

Unaudited Pro Forma Condensed Combined Consolidated
Balance Sheet
JDS Uniphase and E-TEK
September 30, 1999
(in thousands)

                                                                    Pro Forma
                                                                       JDS
                                                        Pro          Uniphase
                                                       Forma           and
                                 JDS                  Adjust-         E-TEK
                              Uniphase     E-TEK       ments         Combined
                             ----------- ---------- ------------   ------------
Assets:
Cash and cash equivalents..    $495,613   $178,718     ($40,000)(A)   $634,331
Short-term investments.....     463,631       --         --            463,631
Accounts receivable........     140,175     35,996       --            176,171
Inventories................      98,034     35,156       --            133,190
Other current assets.......      21,260     19,064       --             40,324
                             ----------- ---------- ------------   ------------
   Total current assets....   1,218,713    268,934      (40,000)     1,447,647

Property, plant, and                                                         0
  equipment, net...........     209,222     73,971       --            283,193
Intangible assets,                                                           0
  including goodwill.......   3,311,309     90,543   14,883,579 (A) 18,285,431
Other assets...............       6,212     12,666      273,000 (A)    291,878
                             ----------- ---------- ------------   ------------
   Total assets............  $4,745,456   $446,114  $15,116,579    $20,308,149
                             =========== ========== ============   ============

Liabilities and
Stockholders' Equity:
Current portion of
 long-term obligations.....      $   --     $8,285     $ --             $8,285
Accounts payable...........      51,671     21,261       --             72,932
Other accrued expenses.....      97,113     40,192       --            137,305
                             ----------- ---------- ------------   ------------
   Total current
     liabilities...........     148,784     69,738       --            218,522

Long-term obligations......          --     19,602       --             19,602
Other non-current
 liabilities...............       8,295       --         --              8,295
Deferred tax liabilities...     304,012     18,802      271,816 (C)    594,630
                                                       (337,972)(A)
                                                       (297,100)(A)
Stockholders' equity.......   4,284,365    337,972   15,479,835 (A) 19,467,100
                             ----------- ---------- ------------   ------------
   Total liabilities and
     stockholders' equity..  $4,745,456   $446,114  $15,116,579    $20,308,149
                             =========== ========== ============   ============

See accompanying notes to JDS Uniphase and E-TEK unaudited pro forma condensed combined consolidated financial statements

Notes to Unaudited Pro Forma
Condensed Combined Consolidated Financial Statements
Of JDS Uniphase and E-TEK

(A) On January 17, 2000, E-TEK agreed to merge with JDS Uniphase, in a transaction accounted for as a purchase. The total purchase price of $15.5 billion included consideration of 74.1 million shares of common stock, the assumption of 7.0 million stock options valued at $1.4 billion and estimated direct costs of $40 million.

The estimated total purchase cost of the E-TEK merger is as follows (in thousands):

     Value of securities issued................    $14,109,649
     Assumption of E-TEK options...............      1,370,185
                                                   ------------
                                                    15,479,834
     Estimated transaction costs and expenses..         40,000
                                                   ------------
     Total purchase cost.......................    $15,519,834
                                                   ============

The purchase price allocation, which is preliminary and therefore subject to change based on the Company's final analysis, is as follows:

                                                              Annual       Useful
                                                 Amount    Amortization    Lives
                                              ------------ ------------ ------------
Purchase Price Allocation:
  Tangible net assets.....................       $247,429          n/a          n/a
  Carrying value of equity investment.....        273,000          n/a          n/a
  Intangible assets acquired:
   Existing technology....................         68,900       22,966       3 years
   Core technology........................        259,700       51,940       5 years
   Trademark and tradename................         58,200       11,640       5 years
   Assembled workforce....................         19,740        4,935     3-5 years
   In-process research and development....        297,100          n/a          n/a
   Goodwill...............................     14,567,581    2,913,517       5 years
   Deferred tax liabilities...............       (271,816)         n/a
                                              ------------ ------------
         Total estimated purchase
             price allocation.............    $15,519,834   $3,004,998
                                              ============ ============

PricewaterhouseCoopers LLP ("PwC") performed an allocation of the total purchase price of E-TEK to its individual assets. Of the total purchase price, $297.1 million has been allocated to in-process research and development and will be charged to expense in the period the transaction closes. Due to their non- recurring nature, the in-process research and development attributed to the E-TEK transaction and the transaction costs incurred by E-TEK estimated at $30 million have been excluded in the pro forma statements of operations. The remaining purchase price has been allocated to specifically identifiable assets acquired, including an increase of $273 million in the carrying value of certain investments under the equity method of accounting.

After allocating value to the in-process research and development projects and E-TEK's tangible assets, specific intangible assets were then identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statements of Operations. The identifiable assets include existing technology, core technology, trademarks and tradenames, and assembled workforce.

The acquired existing technology, which is comprised of products that are already technologically feasible, includes products such as wavelength division multplexing ("WDM") components and modules, isolators, couplers, and micro-optic integrated components. The Company expects to amortize the acquired existing technology of approximately $68.9 million on a straight-line basis over an average estimated remaining useful life of 3 years.

The acquired core technology represents E-TEK trade secrets, patents, and technologies that are leveraged by the existing products and new product offerings. The core technology has been developed through years of experience designing and manufacturing high quality fiber optic components and modules for optical networks. This know-how enables the Company to develop new and improve existing products, processes, and manufacturing equipment, thereby providing E-TEK with a distinct advantage over its competitors and providing the Company with a reputation for technological superiority in the industry. The Company expects to amortize the proprietary know-how of approximately $259.7 million on a straight-line basis over an average estimated remaining useful life of 5 years.

The trademarks and trade names include the E-TEK trademark and trade name as well as all branded E-TEK products such as TIGRATM. The Company expects to amortize the trademark and trade names of approximately $58.2 million on a straight-line basis over an estimated remaining useful life of 5 years.

The acquired assembled workforce is comprised of over 1,300 skilled employees across E-TEK's Administration, Research and Development, Sales and Marketing, and Manufacturing groups. The Company expects to amortize the assembled workforce of approximately $19.7 million on a straight-line basis over an estimated remaining useful life of 3-5 years.

Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is amortized on a straight-line basis over its estimated remaining useful life of 5 years.

E-TEK's research and development department is currently developing the following new products and significant enhancements relating to several of the existing products that qualify as in-process research and development:

Existing Products:

E-TEK's existing technology is comprised of wideband and dense WDM, isolators, couplers, and micro-optic integrated components ("MOIC"). There are also isolator, coupler, circulator, and MOIC components that are utilized in the submarine optical systems market which requires high reliability and quality. In the short-term, the majority of revenue and revenue growth is derived from the WDM product category. WDM combines or separates light sources of different wavelengths that are simultaneously transmitted along a single optical fiber.

New Products:

In-process research and development efforts at E-TEK are focused on multiple product opportunities which include a dispersion equalization module, optical performance monitoring sub-systems, and erbium-doped fiber amplifiers. Other areas of technology under development will address market needs for attenuators, circulators, configurable add/drop multiplexers, and pump lasers. E-TEK'S expertise and successful track record in developing high performance, reliable optical components for the telecommunications equipment market will allow it to meet the evolving needs of its customers. E-TEK can also leverage knowledge from its product portfolio to more effectively design value-added components for advanced optical systems.

These new products vary in terms of percentage of completion from 17 percent to 90 percent based on research and development costs expended to date relative to the expected remaining costs to reach technological feasibility. The expected completion dates of these projects range from March 2000 to October 2000.

(B) Reflects the elimination of sales between (pro forma) JDS Uniphase and E-TEK.

(C) The pro forma combined provisions for income taxes do not represent the amounts that would have resulted had (pro forma) JDS Uniphase and E-TEK filed consolidated income tax returns during the periods presented. The provision for income tax includes the amortization of deferred tax liabilities originating from the transaction.

(D) The pro forma basic and dilutive net loss per share are based on the weighted average number of (pro forma) JDS Uniphase common shares outstanding during each period and weighted average number of E-TEK common shares outstanding multiplied by the exchange ratio. Dilutive securities including the replacement E-TEK options are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.

PRO FORMA FINANCIAL STATEMENTS OF E-TEK, JDS UNIPHASE and OCLI COMBINED

In November 1999, JDS Uniphase signed a definitive agreement to acquire Optical Coating Laboratory, Inc. (OCLI) in a transaction accounted for as a purchase. The OCLI merger has received all the necessary regulatory approvals and is only contingent upon OCLI shareholder vote scheduled for February 4, 2000.

Effective June 30, 1999, Uniphase Corporation combined its operations with JDS FITEL Inc. to form JDS Uniphase Corporation in a transaction accounted for as a purchase. Accordingly, the historical balance sheet of JDS Uniphase as of June 30, 1999 includes the financial position of JDS FITEL Inc. as of that date, but the historical statement of operations for JDS Uniphase for the year ended June 30, 1999 does not include the results of operations for JDS FITEL Inc. for that period.

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase, OCLI and E-TEK for the fiscal year ended June 30, 1999 is based on the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase and OCLI included in Form S-4 filed December 22, 1999 (combining Uniphase, JDS FITEL Inc. and OCLI) after giving effect to the merger with E-TEK under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase, OCLI and E-TEK.

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase, OCLI and E-TEK for the three months ended September 30, 1999 and the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet at September 30, 1999 are based on the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations and Balance Sheet of JDS Uniphase included in Form S-4 filed December 22, 1999 (combining JDS Uniphase and OCLI) and the historical financial statements of E-TEK, after giving effect to the merger with E-TEK under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase, OCLI and E-TEK.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase, OCLI and E-TEK should be read in conjunction with the historical financial statements of JDS Uniphase, OCLI and E-TEK and the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase and OCLI included in Form S-4 filed December 22, 1999 (combining JDS Uniphase and OCLI) and the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase included in Form 8-K/A filed November 3, 1999 (combining Uniphase Corporation and JDS FITEL Inc.).

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations of JDS Uniphase, OCLI and E-TEK are presented as if the combination had taken place on July 1, 1998. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the three month ended September 30, 1999 combines the three months ended September 30, 1999 for JDS Uniphase and E-TEK and the three months ended July 31, 1999 for OCLI. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended June 30 ,1999 combines the year ended June 30, 1999 for pro forma JDS Uniphase, the historical results of E-TEK and the historical twelve months ended April 30, 1999 for OCLI. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet is presented to give effect to the proposed mergers as if they occurred on September 30, 1999 and combines the balance sheet for JDS Uniphase and E-TEK at September 30, 1999 with the balance sheet of OCLI at July 31, 1999. The pro forma information does not purport to be indicative of the results that would have been reported if the above transactions had been in effect for the period presented or which may result in the future.

Unaudited Pro Forma Condensed Combined Consolidated
Statement of Operations
JDS Uniphase, OCLI and E-TEK
Year ended June 30, 1999
(in thousands, except per share data)

                              Pro Forma
                                 JDS                                 Pro Forma
                               Uniphase                                 JDS
                              (Uniphase,                 Pro         Uniphase,
                              JDS FITEL                 Forma         OCLI and
                               and OCLI                Adjust-         E-TEK
                              Combined)     E-TEK       ments         Combined
                             ------------ ---------- ------------   ------------
Net sales...................    $794,362   $172,664        ($100)(B)   $966,926
Cost of sales...............     396,313     85,123          (50)(B)    481,386
                             ------------ ---------- ------------   ------------
  Gross profit..............     398,049     87,541          (50)       485,540

Operating expenses:
  Research and development..      71,928     14,687       --             86,615
  Selling, general, and
   administrative...........     118,653     24,516       --            143,169
  Amortization of purchased
   intangibles..............   1,034,144        300    3,004,998 (A)  4,039,442
  Acquired in-process
   research and development.     213,306      4,207       --            217,513
  Other operating expenses..      13,947       --         --             13,947
                             ------------ ---------- ------------   ------------
Total operating expenses....   1,451,978     43,710    3,004,998      4,500,686
                             ------------ ---------- ------------   ------------
Income (loss) from
 operations.................  (1,053,929)    43,831   (3,005,048)    (4,015,146)
Interest and other
 income, net................       7,754      2,211       --              9,965
                             ------------ ---------- ------------   ------------
Income (loss) before
 income taxes...............  (1,046,175)    46,042   (3,005,048)    (4,005,181)
Income tax expense
 (benefit)..................     (17,823)    18,417      (36,593)(C)    (35,999)
Minority interest...........       1,287       --         --              1,287
                             ------------ ---------- ------------   ------------
Net income (loss)...........  (1,029,639)    27,625   (2,968,455)    (3,970,469)
Accretion on preferred
  stock.....................       --        $3,882       --              3,882
                             ------------ ---------- ------------   ------------
Net income (loss)
  available to common
   stockholders............. ($1,029,639)   $23,743  ($2,968,455)   ($3,974,351)
                             ============ ========== ============   ============

Basic earnings (loss)
 per share..................      ($3.03)     $0.55              (D)    ($10.25)
                             ============ ==========                ============
Dilutive earnings (loss)
 per share..................      ($3.03)     $0.45              (D)    ($10.25)
                             ============ ==========                ============
Average number of shares
 outstanding................     340,332     43,152                     387,799
                             ============ ==========                ============
Average number of shares
 outstanding assuming
 dilution ..................     340,332     61,746                     387,799
                             ============ ==========                ============

See accompanying notes to JDS Uniphase, OCLI and E-TEK unaudited pro forma condensed combined consolidated financial statements

Unaudited Pro Forma Condensed Combined Consolidated
Statement of Operations
JDS Uniphase, OCLI and E-TEK
Three Months ended September 30, 1999
(in thousands, except per share data)

                              Pro Forma
                                 JDS                                 Pro Forma
                               Uniphase                                 JDS
                              (Uniphase,                 Pro         Uniphase,
                              JDS FITEL                 Forma         OCLI and
                               and OCLI                Adjust-         E-TEK
                              Combined)     E-TEK       ments         Combined
                             ------------ ---------- ------------   ------------
Net sales...................    $282,447    $60,342     $ --            342,789
Cost of sales...............     150,929     30,181       --            181,110
                             ------------ ---------- ------------   ------------
  Gross profit..............     131,518     30,161       --            161,679

Operating expenses:
  Research and development..      24,671      4,913       --             29,584
  Selling, general, and
   administrative...........      37,535      7,622       --             45,157
  Amortization of purchased
   intangibles..............     259,969      6,265      751,249 (A)  1,017,483
  Acquired in-process
   research and development.         --       1,630       --              1,630
                             ------------ ---------- ------------   ------------
Total operating expenses....     322,175     20,430      751,249      1,093,854
                             ------------ ---------- ------------   ------------
Income (loss) from
 operations.................    (190,657)     9,731     (751,249)      (932,175)
Interest and other
 income, net................       5,734      1,047       --              6,781
                             ------------ ---------- ------------   ------------
Income (loss) before
 income taxes...............    (184,923)    10,778     (751,249)      (925,394)
Income tax expense
 (benefit)..................       4,497      4,096       (9,148)(C)       (555)
                             ------------ ---------- ------------   ------------
Net income (loss)...........   ($189,420)    $6,682    ($742,101)     ($924,839)
                             ============ ========== ============   ============

Basic earnings (loss)
 per share..................      ($0.52)     $0.11              (D)     ($2.15)
                             ============ ==========                ============
Dilutive earnings (loss)
 per share..................      ($0.52)     $0.10              (D)     ($2.15)
                             ============ ==========                ============
Average number of shares
 outstanding................     362,251     61,938                     430,383
                             ============ ==========                ============
Average number of shares
 outstanding assuming
 dilution ..................     362,251     67,322                     430,383
                             ============ ==========                ============

See accompanying notes to JDS Uniphase, OCLI and E-TEK unaudited pro forma condensed combined consolidated financial statements

Unaudited Pro Forma Condensed Combined Consolidated
Balance Sheet
JDS Uniphase, OCLI and E-TEK
September 30, 1999
(in thousands)

                              Pro Forma
                                 JDS                                 Pro Forma
                               Uniphase                                 JDS
                              (Uniphase,                 Pro         Uniphase,
                              JDS FITEL                 Forma         OCLI and
                               and OCLI                Adjust-         E-TEK
                              Combined)     E-TEK       ments         Combined
                             ------------ ---------- ------------   ------------
Assets:
Cash and cash equivalents..     $607,631   $178,718     ($40,000)(A)   $746,349
Short-term investments.....      463,631       --         --            463,631
Accounts receivable........      174,846     35,996       --            210,842
Inventories................      116,978     35,156       --            152,134
Other current assets.......       30,455     19,064       --             49,519
                             ------------ ---------- ------------   ------------
   Total current assets....    1,393,541    268,934      (40,000)     1,622,475

Property, plant, and
  equipment, net...........      335,465     73,971       --            409,436
Intangible assets,
  including goodwill.......    5,868,738     90,543   14,883,579 (A) 20,842,860
Other assets...............        7,811     12,666      273,000 (A)    293,477
                             ------------ ---------- ------------   ------------
   Total assets............   $7,605,555   $446,114  $15,116,579    $23,168,248
                             ============ ========== ============   ============

Liabilities and
Stockholders' Equity:
Current portion of
 long-term obligations.....       $4,790     $8,285     $ --            $13,075
Accounts payable...........       57,816     21,261       --             79,077
Other accrued expenses.....      114,874     40,192       --            155,066
                             ------------ ---------- ------------   ------------
   Total current
     liabilities...........      177,480     69,738       --            247,218

Long-term obligations......       54,935     19,602       --             74,537
Other non-current
 liabilities...............       11,351       --         --             11,351
Deferred tax liabilities...      502,148     18,802      271,816 (C)    792,766
                                                        (337,972)(A)
                                                        (297,100)(A)
Stockholders' equity.......    6,859,641    337,972   15,479,835 (A) 22,042,376
                             ------------ ---------- ------------   ------------
   Total liabilities and
     stockholders' equity..   $7,605,555   $446,114  $15,116,579    $23,168,248
                             ============ ========== ============   ============

See accompanying notes to JDS Uniphase, OCLI and E-TEK unaudited pro forma condensed combined consolidated financial statements

Notes to Unaudited Pro Forma
Condensed Combined Consolidated Financial Statements
Of JDS Uniphase, OCLI and E-TEK

(A) On January 17, 2000, E-TEK agreed to merge with JDS Uniphase, in a transaction accounted for as a purchase. The total purchase price of $15.5 billion included consideration of 74.1 million shares of common stock, the assumption of 7.0 million stock options valued at $1.4 billion and estimated direct costs of $40 million.

The estimated total purchase cost of the E-TEK merger is as follows (in thousands):

     Value of securities issued................    $14,109,649
     Assumption of E-TEK options...............      1,370,185
                                                   ------------
                                                    15,479,834
     Estimated transaction costs and expenses..         40,000
                                                   ------------
     Total purchase cost.......................    $15,519,834
                                                   ============

The purchase price allocation, which is preliminary and therefore subject to change based on the Company's final analysis, is as follows:

                                                              Annual       Useful
                                                 Amount    Amortization    Lives
                                              ------------ ------------ ------------
Purchase Price Allocation:
  Tangible net assets.....................       $247,429          n/a          n/a
  Carrying value of equity investment.....        273,000          n/a          n/a
  Intangible assets acquired:
   Existing technology....................         68,900       22,966       3 years
   Core technology........................        259,700       51,940       5 years
   Trademark and tradename................         58,200       11,640       5 years
   Assembled workforce....................         19,740        4,935     3-5 years
   In-process research and development....        297,100          n/a          n/a
   Goodwill...............................     14,567,581    2,913,517       5 years
   Deferred tax liabilities...............       (271,816)         n/a
                                              ------------ ------------
         Total estimated purchase
             price allocation.............    $15,519,834   $3,004,998
                                              ============ ============

PricewaterhouseCoopers LLP ("PwC") performed an allocation of the total purchase price of E-TEK to its individual assets. Of the total purchase price, $297.1 million has been allocated to in-process research and development and will be charged to expense in the period the transaction closes. Due to their non- recurring nature, the in-process research and development attributed to the E-TEK transaction and the transaction costs incurred by E-TEK estimated at $30 million have been excluded in the pro forma statements of operations. The remaining purchase price has been allocated to specifically identifiable assets acquired, including an increase of $273 million in the carrying value of certain investments under the equity method of accounting.

After allocating value to the in-process research and development projects and E-TEK's tangible assets, specific intangible assets were then identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statements of Operations. The identifiable assets include existing technology, core technology, trademarks and tradenames, and assembled workforce.

The acquired existing technology, which is comprised of products that are already technologically feasible, includes products such as wavelength division multplexing ("WDM") components and modules, isolators, couplers, and micro-optic integrated components. The Company expects to amortize the acquired existing technology of approximately $68.9 million on a straight-line basis over an average estimated remaining useful life of 3 years.

The acquired core technology represents E-TEK trade secrets, patents, and technologies that are leveraged by the existing products and new product offerings. The core technology has been developed through years of experience designing and manufacturing high quality fiber optic components and modules for optical networks. This know-how enables the Company to develop new and improve existing products, processes, and manufacturing equipment, thereby providing E-TEK with a distinct advantage over its competitors and providing the Company with a reputation for technological superiority in the industry. The Company expects to amortize the proprietary know-how of approximately $259.7 million on a straight-line basis over an average estimated remaining useful life of 5 years.

The trademarks and trade names include the E-TEK trademark and trade name as well as all branded E-TEK products such as TIGRATM. The Company expects to amortize the trademark and trade names of approximately $58.2 million on a straight-line basis over an estimated remaining useful life of 5 years.

The acquired assembled workforce is comprised of over 1,300 skilled employees across E-TEK's Administration, Research and Development, Sales and Marketing, and Manufacturing groups. The Company expects to amortize the assembled workforce of approximately $19.7 million on a straight-line basis over an estimated remaining useful life of 3-5 years.

Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is amortized on a straight-line basis over its estimated remaining useful life of 5 years.

E-TEK's research and development department is currently developing the following new products and significant enhancements relating to several of the existing products that qualify as in-process research and development:

Existing Products:

E-TEK's existing technology is comprised of wideband and dense WDM, isolators, couplers, and micro-optic integrated components ("MOIC"). There are also isolator, coupler, circulator, and MOIC components that are utilized in the submarine optical systems market which requires high reliability and quality. In the short-term, the majority of revenue and revenue growth is derived from the WDM product category. WDM combines or separates light sources of different wavelengths that are simultaneously transmitted along a single optical fiber.

New Products:

In-process research and development efforts at E-TEK are focused on multiple product opportunities which include a dispersion equalization module, optical performance monitoring sub-systems, and erbium-doped fiber amplifiers. Other areas of technology under development will address market needs for attenuators, circulators, configurable add/drop multiplexers, and pump lasers. E-TEK'S expertise and successful track record in developing high performance, reliable optical components for the telecommunications equipment market will allow it to meet the evolving needs of its customers. E-TEK can also leverage knowledge from its product portfolio to more effectively design value-added components for advanced optical systems.

These new products vary in terms of percentage of completion from 17 percent to 90 percent based on research and development costs expended to date relative to the expected remaining costs to reach technological feasibility. The expected completion dates of these projects range from March 2000 to October 2000.

(B) Reflects the elimination of sales between (pro forma) JDS Uniphase and E-TEK.

(C) The pro forma combined provisions for income taxes do not represent the amounts that would have resulted had (pro forma) JDS Uniphase and E-TEK filed consolidated income tax returns during the periods presented. The provision for income tax includes the amortization of deferred tax liabilities originating from the transaction.

(D) The pro forma basic and dilutive net loss per share are based on the weighted average number of (pro forma) JDS Uniphase common shares outstanding during each period and weighted average number of E-TEK common shares outstanding multiplied by the exchange ratio. Dilutive securities including the replacement E-TEK options are not included in the computation of pro forma dilutive net loss per share as their effect would be anti- dilutive.

Item 7. Financial Statements, Pro Forma Information and Exhibits (continued)

(C) Exhibits

    23.1 Consent of PricewaterhouseCoopers LLP.

    99.1 Press release dated January 17, 2000.

    99.2 Agreement and Plan of Reorganization and Merger.

    99.3 Company Stock Option Agreement.

    99.4 Voting Agreement.

The documents listed below have been filed by E-TEK under the Exchange Act with the Commission and are incorporated herein by reference:

  E-TEK's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JDS Uniphase Corporation

By:	/s/ Anthony R. Muller

Anthony R. Muller
Senior Vice President of Finance and CFO

Date: January 18, 2000